Exhibit 99.1

Contacts:

Frederick M. Green, President and Chief Executive Officer Phone: (763) 592-1900 William J. Birmingham Interim Chief Financial Officer Phone: (763) 592-1900

Ault Incorporated Announces New Board Member

Lyron Bentovim Joins Board of Directors

MINNEAPOLIS — October 11, 2005 — Ault, Incorporated (Nasdaq NMS: AULTE) announced today that Lyron Bentovim is joining the Company’s Board of Directors, effective immediately.

Mr. Bentovim is managing director of Skiritai Capital, a San Francisco-based investment adviser and the Company’s largest shareholder.

“We look forward to having someone of Lyron’s experience and background on the Board,” commented Fred Green, Ault’s president and chief executive officer.  “I’m sure that Ault will benefit from his knowledge and depth of expertise.”

Prior to forming Skiritai Capital, Mr. Bentovim served as president of WebBrix Inc., a business providing physical space and services to on-line retailers.  Prior to WebBrix, Mr. Bentovim worked for various consulting firms including USWebricks, the Mitchell Madison Group and McKinsey & Company.  Mr. Bentovim has also worked as a foreign exchange trader and served as a tank commander in the Israeli Defense Forces.  He has an MBA from Yale and a law degree from Hebrew University in Jerusalem.

Ault is a leading manufacturer of power conversion products headquartered in North America.  The Company is a major supplier to original equipment manufacturers of wireless and wire line communications infrastructure, computer peripherals and handheld devices, medical equipment, industrial equipment and printing/scanning equipment.

Statements regarding Ault’s anticipated future performance are forward-looking and therefore involve risks and uncertainties that could cause results or developments to differ significantly from those indicated in the forward-looking statements.  These include, but are not limited to: market conditions in the global electronics industry, buying patterns of major customers, competitive products and technologies, the ability to control expense growth, and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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